Exhibit 10.10



              JEFFERSON SMURFIT CORPORATION (U.S.)
                    MANAGEMENT INCENTIVE PLAN




1.   Purposes.

     The purposes of the Jefferson Smurfit Corporation Management Incentive Plan (the "Plan") are to attract and retain highly qualified employees by providing appropriate performance-based incentive awards and to align employee and stockholder interests by creating a direct link between employee compensation and the success of the Company. Additional purposes of the Plan are to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as from time to time amended ("Rule 16b-3"), and to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to maximize the Company's tax deduction for compensation paid under the Plan to Covered Employees. The Plan shall be effective when adopted by the Board of Directors (the "Board") of Jefferson Smurfit Corporation ("Holdings"), subject to the approval of Holdings' shareholders.

2.   Definitions.

     The following terms, as used herein, shall have the following meanings:

     (a) "Annual Base Salary" shall mean the annual rate of base salary of a Participant as in effect as of the first day of the Plan Year, without regard to any optional or mandatory deferral of base salary pursuant to a salary deferral arrangement.

     (b) "Award" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

     (c) "Award Date" shall mean the date on which the price per Share is set for purposes of determining the number of Shares to be distributed with respect to the portion of any Award paid in Stock.

     (d) "Cause" shall mean a plea of guilty or nolo contendere by the Participant, or conviction of the Participant, for a felony; or the determination by the Committee in its sold discretion that the Participant has committed a common law fraud against the Company.

     (e) "Change in Control" shall mean the occurrence of an event described in Section 5(e) hereof.

     (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.
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     (g) "Committee" shall mean the "Management Incentive Plan
Committee, " which shall be the Compensation Committee of the Board.

     (h) "Company" shall mean Jefferson Smurfit Corporation (U.S.), a Delaware corporation, and its subsidiaries and affiliates.

     (i) "Covered Employee" shall have the meaning set forth in
Section 162(m) of the Code (or any successor provision).

     (j) "Disability" shall mean the total and permanent incapacity of a Participant to perform the usual duties of his employment with the Company. Such incapacity shall be deemed to exist when so declared by, and in the sole discretion of, the Committee, supported by the written opinion of at lease one physician acceptable to the Committee, after the expiration of at least 120 days from the date of the inception of the incapacity.

     (k) "Participant" shall mean an employee of the Company or a subsidiary or affiliate thereof who is eligible to participate herein pursuant to Section 3 of the Plan and for whom a target Award is established with respect to the relevant Plan Year.

     (l) "Performance Goals" shall mean the criteria and objectives that must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to an Award, as described in Section 4 hereof.

     (m) "Plan" shall mean the Jefferson Smurfit Corporation (U.S.) Management Incentive Plan.

     (n) "Plan Year" shall mean each fiscal year of the Company, commencing with the Company's fiscal year beginning on January 1, 1995.

     (o) "Shares" shall mean shares of the common stock of Holdings, par value $0.01.

3.   Eligibility.

     Certain key employees of the Company, as determined by the Committee, shall be eligible to participate in the Plan.

4.   Performance Goals.

     The Committee shall establish Performance Goals expressed in terms of the achievement of any of one or more of the following performance measures: earnings, earnings per share, earnings from operations, specified operational objectives, return on equity, return on assets or the extent of increase or decrease of any one or more of the foregoing over a specified period. Performance Goals shall include a threshold level of performance below which no Award payment shall be made and levels of performance at which specified percentages of the target Award shall be paid, and may also (but need not) include a maximum level of performance above which no additional Award shall be paid. The performance measure or measures and the Performance Goals established by the Committee with respect thereto may (but need not) be different with respect to each Plan Year, and different goals may (but need not) be applicable to different divisions or other operational segments.
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5.   Awards.

     (a) In General. For each Plan Year, the Committee shall specify the Performance Goals applicable to each Participant for such Plan Year and the amount of, or the formula for determining, the target Award for each Participant with respect to such Plan Year. A Participant's target Award for each Plan Year shall be expressed as a percentage of the Participant's Annual Base Salary. Except as set forth in paragraph (e) of this Section 5, payment of an Award for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company on the Award Date. The actual amount of the Award payable under the Plan shall be determined as a percentage of the Participant's target Award, which percentage shall vary depending upon the extent to which the Performance Goals have been attained. The Committee may (but need not) establish a maximum amount or percentage of specified profits to be allocated in the aggregate to Awards in any Plan Year.

     (b) Special Limitation on Certain Awards. Notwithstanding anything to the contrary contained in this Section 5, the Award for each Covered Employee under the Plan in any Plan Year may not exceed $3,500,000. In addition, the Committee may (but need not) establish a maximum percentage of Annual Base Salary to be paid to any Participant in any Plan Year and may (but need not) provide that excess amounts shall be carried over to subsequent years.

     (c) Time of Payment. Unless otherwise determined by the Committee, or except as provided herein, all payments in respect of Awards granted under this Section 5 shall be made within a reasonable period after the end of the Plan Year, but in no event later than March 15. In the case of Participants who are Covered Employees, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

     (d) Form of Payment.  Subject to the provisions of paragraph
(e) of this Section 5, payment of a Participant's Award for any Plan Year shall be made in Shares or in cash, at the discretion of the Company.

     (e) Termination of Employment. In the event that, prior to the last day of the Plan Year, the employment of a Participant is terminated (1) by the Company without Cause, or (2) by Death, Disability or Retirement, such Participant's Award shall be prorated on the basis of the months and fractional parts thereof during which such Participant shall have been employed by the Company during such Plan Year and, in such case, the form of payment shall be entirely in cash unless the Participant requests Shares. Except as otherwise determined by the Committee, in the event that, prior to the date on which the payment of Awards is made, a Participant (1) quits or resigns or (2) is terminated by the Company for Cause, such Participant shall forfeit all claims to unpaid amounts earned or otherwise due under the Plan, including any carry-over amounts, (even if such termination occurs subsequent to the last day of a Plan Year).
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6.   Shares.

     The aggregate number of Shares that may be issued under the Plan shall be 5,000,000. Such number of Shares may be set aside out of the authorized but unissued Shares not reserved for any other purpose or out of Shares held in or acquired for the treasury of Holdings. If the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of share or other securities of Holdings or of another corporation (whether by merger, reverse split, combination of shares, or otherwise) or if the number of Shares shall be increased through the payment of a share dividend, there shall be substituted for or added to each Share theretofore appropriated the number and kind of shares or other securities into which each outstanding Share shall be so changed, or for which each Share shall be exchanged, or to which each Share shall be entitled, as the case may be.

7.   Administration.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Award; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, except as otherwise provided herein; to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall at all times consist of two or more persons each of whom is "disinterested" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, including the authority for handling day-to-day operations of the Plan, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

8.   General Provisions.

     (a) Compliance with Legal Requirements. The Plan and the granting of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
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     (b) Restrictions.  Each Award payable in Shares under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the registration, qualification or exemption from registration of the Shares subject or related thereto under any state of federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an Award with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, the payment of such Award, payment of such Award shall not be made in Shares unless such registration, qualification, exemption, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, or, at the discretion of the Committee, shall be made in such modified form as the Committee shall determine.

     (c) No Right To Continued Employment. Nothing in the plan or in any Award granted shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     (d) Withholding Taxes. The Company shall deduct from all cash payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments, and, if such cash payments and distributions are insufficient for this purpose, shall require the Participant to pay to the Company any additional amounts required to be withheld.

     (e) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 or Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan.

     (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

     (g) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

     (h) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

     (i) Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Awards made prior to the stockholder approval) shall be subject to the requisite approval of the stockholders of Holdings. In the absence of such approval, such Awards shall be null and void.
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     (j) Interpretation.  The Plan is designed and intended to
comply with Rule 16b-3 and Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.